TERMINATION OF MANUFACTURING & DISTRIBUTORSHIP LICENSE AGREEMENT

This Termination Agreement is entered into as of November 1, 2023, between DIVATRIM INC. (hereinafter referred to as "Divatrim" or "Licensor"), a Florida corporation located at 515 E Las Olas Blvd., Suite 120, Fort Lauderdale, Florida 33301, and LIMITLESS X INC. ("LimitlessX" or "Licensee"), a Nevada Corporation located at 9454 Wilshire Blvd., Suite 300, Beverly Hills, California. Each party may be referred to as a Party, and collectively as the Parties.

WHEREAS the Parties entered into a License Agreement effective as of December 1, 2021 ("License Agreement"); and

WHEREAS Limitless X gave notice and Divatrim acknowledges said notice of the desire to terminate the License Agreement on April 1, 2023 which now has an effective date of October 1, 2023 per the License Agreement termination provision; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this agreement (the "Termination Agreement"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

1. Pursuant to Section 4 of the License Agreement, Limitless X gave Notice of Termination of the License Agreement on April 1, 2023 with the Effective Date of Termination as October 1, 2023 ("the Termination Date").

2. Divatrim acknowledges that nothing herein shall be deemed to eliminate or reduce any payment obligation of Limitless which is accrued or incurred pursuant to the License Agreement prior to the Termination Date.

3. The Parties acknowledge that the notice delivery provisions of Section 4 of the License Agreement are deemed satisfied upon the signature of the Parties to this Termination Agreement.

4. Pursuant to Section 6 of the License Agreement:

i. all rights, licenses and privileges granted to LimitlessX under the License Agreement shall immediately cease and terminate as of the Termination Date;

ii. LimitlessX shall discontinue the use of such trademarks or marks as it used under the License Agreement, and any items bearing such trademarks, except that LimitlessX may sell its remaining finished product inventory of the Products for sixty (60) days following the Termination Date; and

iii. All past due amounts shall remain due and owing, and other terms in the License Agreement such as confidentiality and non-compete, shall remain enforceable following the Termination Date in accordance therewith.

5. This Termination Agreement constitutes the entire agreement and understanding of the Parties as to the subject matter hereof and supersede all prior agreements and understandings (whether written or oral), and there are no agreements, understandings, warranties, representations, or covenants of the Parties other than those set forth in this Termination Agreement.

6. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws principles.

7. The Parties agree to sign, execute, and deliver, or cause to be signed, executed, and delivered, and to do or make, or cause to be done and made, upon the written request of the other Party, any and all agreements, instruments, papers, documents, waivers, acts, or things, supplemental, confirming, or otherwise, as may be reasonable requested to effect the purpose and intent of this Agreement.

8. If any term or provision of this Agreement or the application thereof under certain circumstances is declared invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or any other application thereof.

9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including, pdf), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have mutually executed and delivered this Agreement as of the Effective Date.

LIMITLESS X INC.

By:____________________________________
Ken Haller, President

DIVATRIM INC.

By:____________________________________
Jas Mathur, CEO